EXHIBIT 99.1

BeiGene Initiates Phase 3 Trial of Pamiparib as Maintenance Therapy in Chinese Patients with Ovarian Cancer

BEIJING, China and CAMBRIDGE, Mass., May 17, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the first patient was enrolled in a Phase 3 clinical trial in China of pamiparib (BGB-290), an investigational PARP inhibitor, in patients with platinum-sensitive recurrent ovarian cancer.

“We are pleased to announce the initiation of this Phase 3 trial of pamiparib in China as a potential maintenance therapy in patients with platinum-sensitive recurrent ovarian cancer. This trial is designed to provide important confirmatory clinical data that could enable registration in the maintenance setting, as well support our planned initial regulatory submission for the treatment of patients with advanced ovarian cancer who carry a germline BRCA1/2 mutation,” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology of BeiGene.

“In China there are currently no approved PARP inhibitors, despite the multiple approvals of PARP inhibitors in other regions of the world and in a variety of settings. Our development program in ovarian cancer is designed to address the limited treatment options that currently exist for these patients in China,” commented Lai Wang, Ph.D., Senior Vice President and Head of China Development of BeiGene.

The Phase 3 randomized, double-blind, placebo-controlled, multi-center trial is designed to evaluate the efficacy of maintenance therapy with pamiparib versus a placebo in patients with recurrent ovarian cancer who achieved a complete response or partial response after platinum-based chemotherapy, as measured by progression-free survival (PFS) determined by independent review. Secondary objectives include PFS per RECIST version 1.1 determined by investigator, overall survival, objective response rate, duration of response, time to response, safety, and tolerability. Approximately 215 patients are planned to be enrolled in this trial at 15-20 cancer centers in China.

“As we look to improve the current 30 to 40 percent five-year survival rate for patients with advanced ovarian cancer, I look forward to evaluating pamiparib as a potential new maintenance therapy. We are excited to build upon the knowledge base we have of pamiparib from its Phase 1 and 2 studies as well as from other PARP inhibitors in ovarian cancer,” said Professor Ding Ma, M.D.,  Director of Obstetrics and Gynecology, Tongji Medical College of Huazhong University of Science and Technology; and Principal Investigator of the trial.

For more information about the trial, patients and physicians should email clinicaltrials@beigene.com.

About Ovarian Cancer in China

In China, over 50,000 women are diagnosed with ovarian cancer and more than 22,000 die from the disease each year1. More than 70 percent of patients are diagnosed with advanced disease2. The standard therapy for ovarian cancer consists of surgery followed by postoperative platinum-based chemotherapy. An estimated 85 percent of patients with epithelial ovarian cancer who achieve a full remission following first-line therapy will develop recurrent disease3.

About Pamiparib

Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP–DNA complex trapping in preclinical models. Pamiparib is being evaluated in pivotal clinical trials in China. It is currently in global clinical development as a monotherapy, and in combination with other agents, including BeiGene’s investigational anti-PD1 antibody, tislelizumab (BGB-A317), for a variety of solid tumor malignancies.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 1,100 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.4

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to pamiparib.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve r commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact                             Media Contact

Lucy Li, Ph.D.                                   Liza Heapes
+1 781-801-1800                              +1 857-302-5663
ir@beigene.com                               media@beigene.com

1 Chen et al., CA Cancer J Clin, 2016.

2 Fleming et al.,  J. Epithelial ovarian cancer, 2009.

3 Corrado et al., Expert Rev Anticancer Ther, 2017.

4 ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.